Exhibit 99.4

Execution Version

SALE OF SHARES AGREEMENT

between

GEORGEM HOLDINGS PROPRIETARY LIMITED

and

ONE SPIRE PROPRIETARY LIMITED

The Central 96 Rivonia Road Sandton 2196 Johannesburg South Africa Private Bag 10015 Sandton 2146	Docex 111 Sandton Tel + 27 11 535 8000 Fax + 27 11 535 8600	www.werksmans.com

TABLE OF CONTENTS

1	INTERPRETATION	3

2	INTRODUCTION	6

3	SUSPENSIVE CONDITIONS	7

4	SALE	8

5	PURCHASE PRICE AND PAYMENT	8

6	LOAN REPAYMENT TERMS	8

7	BORROWER UNDERTAKING	9

8	CLOSING	9

9	WARRANTIES	9

10	CONFIDENTIALITY	10

11	GOVERNING LAW	11

12	BREACH	11

13	DISPUTES	11

14	CESSION AND ASSIGNMENT	12

15	DOMICILIUM AND NOTICES	12

16	GENERAL	14

17	GOVERNING LAW	15

18	COSTS	15

SALE OF SHARES AGREEMENT

between

GEORGEM HOLDINGS PROPRIETARY LIMITED

and

ONE SPIRE PROPRIETARY LIMITED

1	INTERPRETATION

In this Agreement clause headings are for convenience and shall not be used in its interpretation and unless the context clearly indicates a contrary intention -

1.1	an expression which denotes -

1.1.1	any gender includes the other gender;

1.1.2	a natural person includes a juristic person and vice versa;

1.1.3	the singular includes the plural and vice versa;

1.2	the following expressions shall bear the following meanings and related expressions bear corresponding meanings -

1.2.1	“Agreement” – this document, as may be amended from time to time;

1.2.2	“Business Day” – any day which is not a Saturday, Sunday or official public holiday in South Africa;

1.2.3	“Companies Act” – the Companies Act 71 of 2008 and the Companies Regulations promulgated thereunder;

1.2.4	“Company” – Karooooo Limited, a public company incorporated and registered in the Republic of Singapore (Unique Entity Number: 2018171572) with a primary listing on the NGSM and a secondary inward listing on the JSE;

1.2.5	“CSDP” – a Central Securities Depositary Participant, accepted as a participant in terms of the Financial Markets Act, 2012;

1.2.6	“JSE” – the main board of the Johannesburg Stock Exchange operated by the JSE Limited;

1.2.7	“NGSM” – Nasdaq Global Select Market;

1.2.8	“Parties” – collectively, the signatories to this Agreement; and any reference to “Party” shall be a reference to any one of them, as the context may indicate;

1.2.9	“Purchaser” – One Spire Proprietary Limited (registration number: 2021/704023/07), a limited liability private company duly registered and incorporated in accordance with the laws of South Africa;

1.2.10	“Purchase Price” – the aggregate consideration payable by the Purchaser to the Seller for the Sale Shares in terms of the Sale as stipulated in 5.1;

1.2.11	“R”, “Rand” and “ZAR” – the currency of South Africa;

1.2.12	“Repayment Notice” – a written notice from the Seller to the Purchaser demanding payment of the outstanding balance of the Loan in terms of 6.3;

1.2.13	“Sale” – the acquisition by the Purchaser of the Sale Shares from the Seller as more fully detailed in 4;

1.2.14	“Sale Shares” – 100 000 shares in the issued share capital of the Company, which shares are listed on the JSE;

1.2.15	“Seller” – Georgem Holdings Proprietary Limited (registration number: 2012/106706/07), a limited liability private company duly registered and incorporated in accordance with the laws of South Africa;

1.2.16	“Share Sale Date” – 29 November 2021;

1.2.17	“Signature Date” – the date of signature of this Agreement by the last of its signatories;

1.2.18	“South Africa” – the Republic of South Africa; and

1.2.19	“Suspensive Condition” – shall bear the meaning ascribed thereto in 3.1;

1.3	any reference to any statute, regulation or other legislation shall be a reference to that statute, regulation or other legislation as at the Signature Date, and as amended or substituted from time to time;

1.4	if any provision in a definition is a substantive provision conferring any right or imposing any obligation on any party, then notwithstanding that it is only in the interpretation clause effect shall be given to it as if it were a substantive provision in this Agreement;

1.5	where any term is defined within a particular clause other than 1.2, that term shall bear the meaning ascribed to it in that clause wherever it is used in this Agreement;

1.6	where any number of days is to be calculated from a particular day, such number shall be calculated as excluding such particular day and commencing on the next day. If the last day of such number so calculated falls on a day which is not a Business Day, the last day shall be deemed to be the next succeeding day which is a Business Day;

1.7	any reference to days (other than a reference to Business Days) months or years shall be a reference to calendar days, calendar months or calendar years, respectively;

1.8	any term which refers to a South African legal concept or process (for example, without limiting the aforegoing, winding-up or curatorship) shall be deemed to include a reference to the equivalent or analogous concept or process in any other jurisdiction in which this Agreement may apply or to the laws of which a Party may be or become subject;

1.9	the expiry, termination or cancellation of this Agreement shall not affect those provisions of this Agreement which expressly provide that they will operate after any such expiry, termination or cancellation or which of necessity must continue to have effect after such expiry, termination or cancellation, notwithstanding that such provisions do not expressly provide for this;

1.10	the use of the words “including”, “includes” and “include” followed by a specific example/s shall not be construed as limiting the meaning of the general wording preceding it and the rule of interpretation to the contrary shall not be applied in the interpretation of such general wording or such specific example/s; and

1.11	an electronic signature or an advanced electronic signature, as defined in the Electronic Communications and Transactions Act No 25 of 2002, shall not constitute a signature for any purpose in terms of this Agreement; and

1.12	the terms of this Agreement having been negotiated, rule of interpretation which prescribes that, in the event of ambiguity, a contract should be interpreted against the party responsible for its drafting, shall not be applied in the interpretation of this Agreement.

2	INTRODUCTION

The Seller has agreed to sell to the Purchaser, which has agreed to purchase, the Sale Shares on the terms and conditions of this Agreement.

3	SUSPENSIVE CONDITIONS

3.1	This whole Agreement (other than 1, this 3 and 10 to 18 (both inclusive), by which the Parties shall be bound with effect from the Signature Date) is subject to the fulfilment of the suspensive condition (“Suspensive Condition”) that on or before the Share Sale Date, the Parties shall have each passed the resolutions necessary to enter into this Agreement.

3.2	Each Party shall use reasonable endeavours to procure the fulfilment of the Suspensive Condition as soon as practically possible after the Signature Date.

3.3	The Suspensive Condition, being regulatory in nature, may not be waived.

3.4	If the Suspensive Condition is not fulfilled for any reason whatever, then -

3.4.1	this whole Agreement (other than 1, this 3 and 10 to 18 (both inclusive), by which the Parties shall remain bound) shall be of no force or effect;

3.4.2	the Parties shall be entitled to be restored as near as possible to the positions in which they would have been, had this Agreement not been entered into; and

3.4.3	neither Party shall have any claim against the other in terms of this Agreement except for such claims (if any) as may arise from a breach of this 3 or from any other provision of this Agreement by which the Parties remain bound.

4	SALE

4.1	The Seller hereby agrees to sell the Sale Shares to the Purchaser, who agrees to purchase the Sale Shares, as an off-market trade, with effect from the Share Sale Date.

4.2	Notwithstanding the Signature Date, all risk in and benefit attaching to the Sale Shares in terms of the Sale shall pass to the Purchaser with effect from the Share Sale Date.

5	PURCHASE PRICE AND PAYMENT

5.1	The Purchase Price that shall be payable by the Purchaser to the Seller in consideration for the Sale Shares shall be an amount of ZAR 500.00 (five hundred) per Sale Share with an aggregate Purchase Price of ZAR 50,000,000 (fifty million).

5.2	The Purchase Price shall not be payable immediately by the Purchaser and shall remain owing by the Purchaser to the Seller on loan account (“Loan”).

6	LOAN REPAYMENT TERMS

6.1	The Loan shall not bear interest.

6.2	The Purchaser shall utilise a minimum of 20% of all dividends received by the Purchaser in respect of the Sale Shares following the Share Sale Date (“Dividend”) to repay the Loan until such a time as the Loan has been repaid in full (“Dividend Repayment”). The Dividend Repayment shall be paid to the Seller within five Business Days of receipt of the Dividend.

6.3	Notwithstanding the provisions of 6.2, the outstanding balance of the Loan at any time shall be repayable on demand by no later than -

6.3.1	ten Business Days following the date of receipt of the Repayment Notice by the Purchaser; or

6.3.2	one Business Day following the sale by the Purchaser of the Sale Shares.

6.3.3	The Purchaser shall be entitled to voluntarily repay any portion of the outstanding balance of the Loan at any time.

7	BORROWER UNDERTAKING

On each anniversary of the Share Sale Date, the Purchaser shall deliver to the Seller an acknowledgement in a form substantially similar to the specimen attached hereto as Annexure A.

8	CLOSING

Prior to the Share Sale Date, the Parties shall procure that the necessary instructions are issued to their respective CSDPs so as to transfer the Sale Shares from the Seller to the Purchaser as contemplated in this Agreement.

9	WARRANTIES

9.1	The Seller warrants and represents to the Purchaser that as at the –

9.1.1	Signature Date and the Share Sale Date (and the entire period between those dates) -

9.1.1.1	it is the sole beneficial owner and registered holder of the Sale Shares;

9.1.1.2	no person, other than the Purchaser, shall have any right (including any option or right of first refusal) to acquire any of the Sale Shares owned and held by it;

9.1.1.3	none of the Sale Shares owned and held by it have been sold, alienated, donated or otherwise disposed of or transferred to any other person; and

9.1.1.4	no impediment exists to giving free and unencumbered title to the Sale Shares owned and held by it to the Purchaser as herein provided for; and

9.1.2	Share Sale Date, subject to 8, it shall give free and unencumbered title of the Sale Shares owned and held by it to the Purchaser.

9.2	Each Party warrants to the other that it has the legal powers, capacity and authority required to conclude and implement this Agreement and such conclusion and implementation do not conflict with any obligation or restriction applicable to such Party, whether in terms of any applicable law, its constitution (if applicable) or otherwise.

10	CONFIDENTIALITY

Notwithstanding the cancellation or termination of this Agreement, no Party (“Receiving Party”) shall, at any time after the conclusion of this Agreement, disclose to any person or use in any manner whatever any other Party’s Confidential Information or the existence and contents of this Agreement; provided that -

10.1	any Party may disclose the existence and contents of this Agreement to the extent required by any rules of any stock exchange by which that Party is bound; provided further that no such disclosure shall be made unless the other Parties have first given their written approval for the form thereof, which approval may not be withheld unreasonably;

10.2	the Receiving Party may disclose the other Parties’ Confidential Information and the existence and contents of this Agreement -

10.2.1	to the extent required by law (other than in terms of a contractual obligation of the Receiving Party);

10.2.2	to, and permit the use thereof by, its employees, representatives and professional advisers to the extent strictly necessary for the purpose of implementing or enforcing this Agreement or obtaining professional advice or conducting its business, it being specifically agreed that any disclosure or use by any such employee, representative or adviser of such Confidential Information or other information for any other purpose shall constitute a breach of this 10 by the Receiving Party; and

10.3	the provisions of this 10 shall cease to apply to any Confidential Information of any Party which –

10.3.1	is or becomes generally available to the public other than as a result of a breach by the Receiving Party of its obligations in terms of this 10;

10.3.2	is also received by the Receiving Party from a third party who did not acquire such Confidential Information subject to any duty of confidentiality in favour of the other Parties; or

10.3.3	was known to the Receiving Party prior to receiving it from the other Party.

“Confidential Information” of any Party shall mean any information disclosed by that Party to the Receiving Party prior to the conclusion of this Agreement, in terms of this Agreement or otherwise in connection with this Agreement.

11	GOVERNING LAW

This Agreement shall in all respects (including its existence, validity, interpretation, implementation, termination and enforcement) be governed by the laws of South Africa.

12	BREACH

Should any Party breach any provision of this Agreement (“Defaulting Party”), and fail to remedy such breach within seven days after receiving written notice requiring such remedy from any other Party (“Aggrieved Party”), then the Aggrieved Party shall be entitled, without prejudice to its other rights under this Agreement or in law (including without limitation any right to claim damages), to claim immediate specific performance of all of the Defaulting Party’s obligations then due for performance Notwithstanding anything to the contrary contained in this Agreement, no Party shall be entitled to cancel or rescind this

Agreement after the performance by all Parties of their obligations which are required to be performed on the Effective Date in terms of this Agreement.

13	DISPUTES

13.1	Save as expressly otherwise provided in this Agreement, any dispute arising out of or in connection with this Agreement, including any dispute as to its existence, validity, enforceability or termination, shall be finally resolved in accordance with the applicable rules of the Arbitration Foundation of Southern Africa (or its successor-in-title) (“AFSA” ), as determined by AFSA, provided that the rules for expedited arbitrations shall not apply unless the parties to the dispute agree otherwise in writing. The dispute shall be resolved by an arbitrator appointed by AFSA. If AFSA determines that the AFSA Commercial Rules are applicable, there shall be no right of appeal as provided for in article 22 of such rules.

13.2	The seat of the arbitration shall be Johannesburg, South Africa.

13.3	The language to be used in the arbitral proceedings shall be English.

13.4	The arbitration shall be held in private and, without derogating from the provisions of 10, the confidentiality provisions of section 11(2) of the International Arbitration Act No 15 of 2017 shall apply as if the arbitration were an international arbitration, as contemplated in that Act.

13.5	Notwithstanding anything to the contrary contained in this 13, any party to the dispute shall be entitled to obtain interim relief on an urgent basis from any competent court having jurisdiction.

13.6	For the purposes of 13.5 and for the purposes of having any award made by the arbitrator being made an order of court, each of the Parties hereby submits itself to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg, and any other court having jurisdiction.

13.7	For the avoidance of doubt, a Person that accepts a benefit conferred on it by any stipulatio alteri contained in this Agreement shall be bound by the provisions of this 13.

13.8	This 13 is severable from the other provisions of this Agreement and shall remain in full force and effect notwithstanding any termination, cancellation, invalidity, unenforceability or unlawfulness of this Agreement, or any part thereof.

14	CESSION AND ASSIGNMENT

No Party shall be entitled to cede, transfer, assign or burden any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties.

15	DOMICILIUM AND NOTICES

15.1	The Parties choose domicilium citandi et executandi (“Domicilium”) for all purposes relating to this Agreement, including the giving of any notice, the payment of any sum, the serving of any process, as follows -

15.1.1	Seller

physical -	21 Penhurst Avenue Essexwold Bedfordview 2007
email -	juan@cartrack.com
attention -	Juan Marais

15.1.2	Purchaser

physical -	21 Penhurst Avenue Essexwold Bedfordview 2007
email -	juan@cartrack.com
attention -	Juan Marais

15.2	Each of the Parties shall be entitled from time to time, by giving written notice to the others, to vary its physical Domicilium to any other physical address (not being a post office box or poste restante) and/or to vary its email domicilium to any other email address.

15.3	Any notice given or payment made by any Party to the others (“Addressee”) which is delivered by hand between the hours of 09:00 and 17:00 on any Business Day to the Addressee’s physical Domicilium for the time being shall be deemed to have been received by the Addressee at the time of delivery.

15.4	Any notice given by either Party to the others which is successfully transmitted by email to the Addressee’s email Domicilium for the time being (“Transmitted”) shall, if the notice is Transmitted -

15.4.1	by no later than 17:00 on a Business Day, be deemed (unless the contrary is proved) to have been received by the Addressee on that day;

15.4.2	after 17:00 on a Business Day or is Transmitted on a day which is not a Business Day, be deemed (unless the contrary is proved) to have been received by the Addressee on the next day which is a Business Day.

15.5	This 12 shall not operate so as to invalidate the giving or receipt of any written notice which is actually received by the Addressee other than by a method referred to in this 12.

15.6	Any notice in terms of or in connection with this Agreement shall be valid and effective only if in writing and if received or deemed to be received by the Addressee.

16	GENERAL

16.1	This Agreement constitutes the sole record of the agreement between the Parties in relation to the subject matter hereof. No Party shall be bound by any express, tacit or implied term, representation, warranty, promise or the like not recorded herein. This Agreement supersedes and replaces all prior commitments, undertakings or representations, whether oral or written, between the Parties in respect of the subject matter hereof.

16.2	No addition to, variation, novation or agreed cancellation of any provision of this Agreement shall be binding upon the Parties unless reduced to writing and signed by or on behalf of the Parties.

16.3	Without prejudice to any other provision of this Agreement, any successor-in-title, including any executor, heir, liquidator, judicial manager, curator or trustee, of any Party shall be bound by this Agreement.

16.4	No waiver, indulgence or extension of time which any Party (“Grantor”) may grant to any other, nor any delay or failure by the Grantor to enforce, whether completely or partially, any of its rights, shall constitute a waiver of or, whether by estoppel or otherwise, limit any of the existing or future rights of the Grantor in terms hereof, save in the event and to the extent that the Grantor has signed a written document expressly waiving or limiting such right.

16.5	All costs, charges and expenses of every nature whatever which may be incurred by any Party in enforcing its rights in terms of this Agreement, including without limiting the generality of the aforegoing, legal costs on the scale as between attorney and own client and collection commission, irrespective of whether any action has been instituted, shall be recoverable from the Party against which such rights are successfully enforced.

16.6	Save as expressly provided in this Agreement, no Party shall be entitled to cede, delegate, encumber, assign or otherwise transfer any of its rights and/or obligations in terms of, and/or interest in, this Agreement to any third party without the prior written signed consent of the other Party.

16.7	Unless otherwise expressly stipulated in this Agreement, each Party to this Agreement contracts as a principal and not as an agent for any other Person, disclosed or undisclosed.

16.8	The signature by any Party of a counterpart of this Agreement shall be as effective as if that Party had signed the same document as the other Party/ies.

16.9	Each provision of this Agreement is, notwithstanding the grammatical relationship between that provision and the other provisions of this Agreement, severable from the other provisions of this Agreement. Any provision of this Agreement which is or becomes invalid, unenforceable or unlawful in any jurisdiction shall, in such jurisdiction only, be treated as pro non scripto to the extent that it is so invalid, unenforceable or unlawful, without invalidating or affecting the other provisions of this Agreement which shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such invalid, unenforceable or unlawful provision if they were aware of such invalidity, unenforceability or unlawfulness at the time of execution of this Agreement.

17	GOVERNING LAW

17.1	This Agreement shall in all respects (including its existence, validity, interpretation, implementation, termination and enforcement) be governed by the law of South Africa which is applicable to agreements executed and wholly performed within South Africa.

17.2	This 17 is severable from the other provisions of this Agreement and shall remain in full force and effect notwithstanding any termination, cancellation, invalidity, unenforceability or unlawfulness of this Agreement, or any part thereof.

18	COSTS

Save as expressly otherwise provided in this Agreement, each Party shall bear and pay its own costs in relation to the negotiation, drafting, finalisation, signing and implementation of this Agreement.

**signature pages to immediately follow**

Signed at Johannesburg on 29 November 2021

for Georgem Holdings Proprietary Limited

/s/ Juan Marais
who warrants that he is duly authorized hereto

1

Signed at Johannesburg on 29 November 2021

for One Spire Proprietary Limited

/s/ Juan Marais
who warrants that he is duly authorized hereto

1

ANNEXURE A - FORM OF ACKNOWLEDGEMENT

I, Juan Marais with identity number 6804105041080, in my capacity as a director of One Spire Proprietary Limited (registration number: 2021/704023/07) (“Company”), hereby, acknowledge the Company to be truly and lawfully) indebted/liable to Georgem Holdings Proprietary Limited; (registration number: 2012/106706/07) (“Creditor”) in/for the sum of ZAR 50,000,000 (fifty million), as at the date hereof, such indebtedness/liability arising as recorded and more fully detailed in the sale of shares agreement concluded between the Company and the Creditor on or about 29 November 2021.

Signed at Johannesburg on 29 November 2021

for One Spire Proprietary Limited

/s/ Juan Marais
who warrants that he is duly authorized hereto

2